                              Exhibit 23(d)(2)(nn)
        Investment Sub-Advisory Agreement - TA IDEX Evergreen Health Care

                         SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                  EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

     SUB-ADVISORY AGREEMENT, made as of the 1st day of March, 2006 between Transamerica Fund Advisors, Inc. (the "Investment Adviser"), a corporation organized and existing under the laws of the State of Florida, and Evergreen Investment Management Company, LLC (the "Sub-Adviser"), a limited liability company organized and existing under the laws of the State of Delaware.

     WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of March 1, 2006 ("Advisory Agreement") with Transamerica IDEX Mutual Funds ("Transamerica IDEX"), a Delaware statutory trust which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"), to provide or procure investment advisory services with respect to TA IDEX Evergreen Health Care (the "Fund"), a separate series of Transamerica IDEX; and

     WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

     WHEREAS, the Investment Adviser desires to retain the Sub-Adviser as sub-adviser to assist the Investment Adviser in furnishing certain investment advisory services with respect to the Fund, and the Sub-Adviser is willing to furnish such services upon the terms and conditions and for the compensation set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

     1.   APPOINTMENT.

     The Investment Adviser hereby appoints the Sub-Adviser as its investment sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise provided herein, have no authority to act for or represent the Investment Adviser, Transamerica IDEX, or the Fund in any way or otherwise be deemed the agent of any of them.

     2.   DUTIES AND SERVICES OF THE SUB-ADVISER.

          A. Investment Sub-Advisory Services. Subject to the supervision of the Transamerica IDEX Board of Trustees ("Board") and the Investment Adviser, the Sub-Adviser shall act as the investment sub-adviser to, and shall manage the day-to-day investment program of, the Fund in accordance with the Fund's investment objective, policies, and restrictions as provided in the Transamerica IDEX Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and such other limitations as directed by the appropriate officers of the Investment Adviser or Transamerica IDEX by notice in writing to the Sub-Adviser. In furtherance of this duty, the Sub-Adviser, on behalf of the Fund, is authorized, in its discretion and without prior consultation with the Board or the Investment Adviser, to (without limitation):

(1) provide investment research and analysis concerning the Fund's investments and conduct a continuous investment program for the Fund;

(2) place orders and negotiate the commissions (if any) for all purchases and sales of the investments made by the Fund with or through such brokers, dealers, underwriters or issuers as the Sub-Adviser may select;

(3) maintain the books and records required in connection with its duties hereunder; and

(4) keep the Investment Adviser informed of developments materially affecting the Fund and its investments.

    B. Additional Duties of the Sub-Adviser. In addition to the above, the Sub-Adviser shall:

(1) use the same skills and care in providing its services to the Fund as it uses in providing investment services to other open-end management investment companies registered under the 1940 Act; and

(2) cause its officers to attend meetings, either in person or via teleconference, of Transamerica IDEX and furnish oral or written reports, as Transamerica IDEX of the Investment Adviser may reasonably require, in order to keep Transamerica IDEX and its officers and Board fully informed as to the condition of the investments of the Fund, the investment recommendations of the Sub-Adviser, and the investment considerations which provide the basis for those recommendations.

C. Further Duties of the Sub-Adviser. (1) In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Transamerica IDEX Declaration of Trust and By-Laws, as each may be amended or supplemented, and the currently effective Registration Statement (as defined below) and with the written instructions and directions of Transamerica IDEX and the Investment Adviser, and shall comply in all material respects with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable laws and regulations.

(2) The Sub-Adviser acknowledges that the Fund may engage in certain transactions in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act. Accordingly, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of the Fund, or an affiliated person of such other sub-adviser, concerning transactions for the Fund in securities or other fund assets. The Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of the Fund's portfolio as may be determined from time to time by the Investment Adviser, and shall not consult with any other sub-adviser as to any other portion of the Fund's portfolio concerning transactions for the Fund in securities or other assets.

D. Custody. The Sub-Adviser shall have no responsibility with respect to maintaining custody of the Fund's assets. The Investment Adviser shall provide to the Sub-Adviser, in writing, the name of the custodian of the Fund (the "Custodian") and a list of, and all relevant details relating to, all custodial accounts containing assets being managed by the Sub-Adviser pursuant to this Agreement and shall provide the Sub-Adviser with prompt notice, in writing, of all changes to the Custodian, such list or any related details. The Sub-Adviser shall affirm security transactions with central depositories and advise the Custodian or such depositories or agents as may be designated by the Custodian and the Investment Adviser promptly of each purchase and sale of a security on behalf of the Fund, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. The Sub-Adviser shall from time to time provide the Custodian and the Investment Adviser with evidence of authority of its personnel who are authorized to give instructions to the Custodian. The Fund shall instruct the Custodian to provide the Sub-Adviser with such information as the Sub-Adviser may reasonably request relating to daily cash levels held by the Fund.

E. Proxy Voting and Other Actions as a Fiduciary. Unless the Investment Adviser advises the Sub-Adviser in writing that the right to vote proxies has been expressly reserved to the Investment Adviser or Transamerica IDEX or otherwise delegated to another party, the Sub-Adviser shall exercise voting rights incident to any securities held by the Fund in accordance with its own proxy voting policies and procedures without consultation with the Investment Adviser or the Fund. The Sub-Adviser, in its sole discretion, shall have the right to abstain from voting any proxies with respect to securities held by the Fund; provided, however, that the Sub-Adviser shall provide prompt notice to the Investment Adviser regarding any such abstentions.

The Sub-Adviser shall not be responsible for responding to any corporate action matters incident to such securities held in the Fund including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations. Upon reasonable request by the Investment Adviser, the Fund, the Board, or the Custodian, the Sub-Adviser shall provide reasonable assistance to any of the foregoing parties in connection with any such matters.

F. Use of Names. The Sub-Adviser shall give the Fund, for the term of this Agreement, a royalty free, nonexclusive, nontransferable right to use the name "Evergreen" (hereinafter referred to as the "Mark") in the United States as part of the name of the Fund, provided such name is approved by the Sub-Adviser in writing. Such right does not include the right to allow third parties to use the Mark except as specifically provided in this Agreement. Neither the Fund nor the Investment Adviser shall retain any right to use of the Mark after the termination of this Agreement. Upon termination of this Agreement, the Fund will immediately terminate all use of the Mark and destroy any remaining unused sales documentation, promotional, marketing, advertising or other written printed or electronic material or performance information that contains the Mark. The Fund agrees to use its best efforts to ensure that the nature and quality of the services rendered in connection with the Mark shall conform to the terms of this Agreement and any amendments thereto.

The Sub-Adviser shall not use the name of Transamerica IDEX, the Fund or the Investment Adviser in any material relating to the Sub-Adviser in any manner not approved prior thereto by the Investment Adviser; provided, however, that the Sub-Adviser may use the name of Transamerica IDEX, the Fund or the Investment Adviser in any material that merely refers in accurate terms to the appointment of the Sub-Adviser hereunder.

     3.   COMPENSATION.

     For the services provided by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall receive monthly an investment sub-advisory fee at the annual rate (as a percentage of average daily net assets) as specified in Schedule A of this Agreement. If this Agreement is not in effect for an entire month, the amount of sub-advisory fee payable hereunder shall be pro-rated accordingly.

EXPENSES.

During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in the performance of its duties and its provision of services hereunder, other than the cost of investments (including brokerage fees) purchased and sold for the Fund. Notwithstanding the foregoing, the Sub-Adviser shall not bear expenses related to the operation of the Fund, including, but not limited to, taxes, interests, brokerage fees and commissions, proxy voting expenses and extraordinary Fund expenses.

     5.   DUTIES OF THE INVESTMENT ADVISER.

     A. The Investment Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties and services under this Agreement. For the avoidance of doubt, the Sub-Adviser shall not be responsible for providing the Fund with pricing information, including fair value pricing, for the Fund's investments. The Sub-Adviser will make available, upon the Adviser's reasonable request, a member of the Sub-adviser's investment team to provide commentary or information on specific investments, regions or markets that the Investment Adviser is reviewing for fair value pricing purposes.

     B. The Investment Adviser has furnished the Sub-Adviser with copies of each of the following documents and will furnish to the Sub-Adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1) The Transamerica IDEX Declaration of Trust and By-Laws, as each is in effect on the date hereof and as amended from time to time;

(2) Certified resolutions of the Board authorizing the appointment of the Investment Adviser and the Sub-Adviser and approving the Advisory Agreement and this Agreement;

(3) The Transamerica IDEX Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission ("SEC") relating to the Fund and its shares and all amendments thereto ("Registration Statement");

(4) A certified copy of any publicly available financial statement or report prepared for Transamerica IDEX by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange; and

(5) The Investment Adviser's Form ADV;

provided, however, that the Investment Adviser agrees to provide written notification to the Sub-Adviser of any amendments, modifications or supplements to any such above-mentioned documents that would have any material effect on the Sub-Adviser's duties and obligations under this Agreement, which notification shall be provided a reasonable time prior to the effectiveness of such amendments, modifications or supplements, to the extent practical.

     The Investment Adviser shall furnish the Sub-Adviser with any further documents, materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement, including such documents, materials or information that the Sub-Adviser deems necessary in order to complete an annual due diligence of the Investment Adviser, Transamerica IDEX and the Fund.

     C. During the term of this Agreement, the Investment Adviser shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales documentation, promotional, marketing, advertising and other written, printed or electronic material or performance information or data prepared for distribution to shareholders of the Fund or the public, which include the Mark or refer to the Fund, the Sub-Adviser or investment companies or other advisory accounts advised or sponsored by the Sub-Adviser in any way, prior to a use thereof which has not been previously approved by the Sub-Adviser. The Investment Adviser shall not use any such materials without the Sub-Adviser's prior written approval, which approval shall not be unreasonably withheld; and the Investment Adviser shall not use any such materials which do not include the Mark if the Sub-Adviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed upon) after the Sub-Adviser's receipt thereof.

     D. The Investment Adviser shall provide the Sub-Adviser with a list, in writing, of all affiliated persons (as such term is defined in the 1940 Act) and all affiliated persons of such affiliated persons and shall provide the Sub-Adviser with prompt notice, in writing, of all changes to such list.

     6.   BROKERAGE.

     A. The Sub-Adviser agrees that, in placing orders with broker-dealers for the purchase or sale of Fund securities, it will attempt to obtain the best execution of its orders. Consistent with these obligations and the terms of
Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser may, subject to any procedures that the Board may adopt, agree to pay a broker-dealer that furnishes brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Sub-Adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits provided to the Fund. In no instance will Fund securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except to the extent permitted by exemptive order of the SEC or in accordance with applicable laws and regulations.

     B. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund, as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

     7.   RECORDKEEPING.

     The Sub-Adviser shall maintain all books and records required to be maintained by the Sub-Adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees (i) to preserve for the periods prescribed by Rule 31a-3 under the 1940 Act any records that it maintains for the Fund that are required to be maintained by Rule 31a-1 under the 1940 Act, and (ii) to provide the Fund with access to or copies of any records that it maintains for the Fund upon reasonable request by the Fund.

     8.   REPORTS.

     The Sub-Adviser shall furnish to the Board or the Investment Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as the Sub-Adviser, on the one hand, and the Board or the Investment Adviser, as appropriate, on the other, may mutually agree upon from time to time.

     9.   SERVICES TO OTHER CLIENTS.

     To the extent consistent with the Sub-Adviser's duties and services under this Agreement, nothing contained in this Agreement shall limit or restrict (i) the freedom of the Sub-Adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, including, without limitation, rendering advice, and taking action, with respect to any of such clients which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund, or (ii) the right of the Sub-Advisor or any principal, director, officer, affiliate or employee of the Sub-Adviser, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. The Sub-Adviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Account, any security that Sub-Adviser or its principals, directors, officers, affiliates or employees may purchase or sell for themselves or for any other client.

     10.  THE SUB-ADVISER'S USE OF THE SERVICES OF OTHERS.

     The Sub-Adviser may (at its cost except as contemplated by Section 6 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of obtaining such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Sub-Adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Sub-Adviser, as appropriate, or in the discharge of the Sub-Adviser's overall responsibilities with respect to the other accounts that it serves as investment manager or counselor, provided that the Sub-Adviser shall at all times retain responsibility for making investment recommendations with respect to the Fund.

     11.  LIABILITY OF, AND INDEMNIFICATION OF AND BY, THE SUB-ADVISER.

     The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Investment Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     The Sub-Adviser shall indemnify and hold harmless the Investment Adviser, the Fund and their respective directors, trustees, officers, employees or agents from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) arising or resulting from the Sub-Adviser's willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     The Investment Adviser shall indemnify and hold harmless the Sub-Adviser, and its trustees/directors, officers, employees or agents from any and all claims, losses, expenses, obligations and liabilities (including, without limitation, reasonable attorneys fees) arising or resulting from (1) the Investment Adviser's willful misfeasance, bad faith or gross negligence in the Investment Adviser's performance of its obligations and duties or by reason of the Investment Adviser's reckless disregard of its obligations and duties under this Agreement, or (2) any violation of applicable law, willful misfeasance, bad faith, gross negligence or reckless disregard for obligations relating to the Fund (except to the extent arising out of any action or inaction by Sub-Adviser).

     12.  REPRESENTATIONS OF THE SUB-ADVISER.

     The Sub-Adviser represents, warrants, and agrees as follows:

     A. The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and 204A-1 under the Advisers Act and, upon the request of the Investment Adviser or Transamerica IDEX, will provide the Investment Adviser and/or Transamerica IDEX with a copy of such code of ethics and any material amendments thereto, together with evidence of adoption for review and approval by the Board. The Sub-Adviser understands that the Board is required to approve the Sub-Adviser's code of ethics and acknowledges that the Agreement is conditioned upon such Board approval.

     C. The Sub-Adviser has adopted proxy voting policies and procedures reasonably designed to ensure that the proxies are voted in the best interests of the Fund and its shareholders and complying with Rule 206(4)-6 under the Advisers Act and, upon the request of the Investment Adviser or Transamerica IDEX, will provide the Investment Adviser and/or Transamerica IDEX with a copy of such policies and procedures and any material amendments thereto, together with evidence of adoption for review and approval by the Board. The Sub-Adviser understands that the Board is required to approve the Sub-Adviser's proxy voting policies and procedures and acknowledges that the Agreement is conditioned upon such Board approval.

     D. The Sub-Adviser has provided the Investment Adviser and Transamerica IDEX with a copy of Part II of its Form ADV, which the Investment Adviser acknowledges having received at least 48 hours prior to execution of this Agreement, and will, promptly after filing any material amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Investment Adviser.

     E. The Sub-Adviser has adopted compliance policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder, and, upon the request of the Investment Adviser or Transamerica IDEX, will provide Transamerica IDEX and/or the Investment Adviser with a copy of such compliance policies and procedures (and will provide them with any material amendments thereto). The Sub-Adviser agrees to use commercially reasonable efforts to assist the Fund in complying with the Fund's compliance program adopted pursuant to Rule 38a-1 under the 1940 Act, to the extent applicable. The Sub-Adviser understands that the Board is required to approve the Sub-Adviser's compliance policies and procedures and acknowledges that the Agreement is conditioned upon such Board approval.

     F. The Sub-Adviser will manage the Fund so that the Fund will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, and will promptly notify the Investment Adviser and the Fund upon having a reasonable basis for believing that the Fund has ceased to so qualify or may not so qualify in the future.

     G. The Sub-Adviser shall not divert the Fund's portfolio securities transactions to a broker or dealer in consideration of such broker or dealer's promotion or sales of shares of the Fund, any other series of Transamerica IDEX, or any other registered investment company.

     13.  TERM OF AGREEMENT.

     This Agreement shall become effective as of the date set forth above. Unless sooner terminated as provided herein, it shall continue in effect for two years from its effective date. Thereafter, if not terminated, it shall continue for successive 12-month periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by the Board and
(b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trustees who are not interested persons (for regulatory purposes) of Transamerica IDEX or the Investment Adviser. This Agreement may be terminated at any time, without payment of any penalty, on 60 days' written notice to the Investment Adviser or the Sub-Adviser, as appropriate, by (i) the Board, (ii) a vote of a majority of the outstanding voting securities of the Fund, (iii) the Investment Adviser, or (iv) the Sub-Adviser. This Agreement shall terminate automatically in the event of its assignment (as defined or interpreted for regulatory purposes) or the termination of the Advisory Agreement.

     14.  NOTICES.

     Any notice shall be sufficiently given when sent by certified U.S. mail, nationally recognized express delivery service, or facsimile to the parties at the address below:

          If to Transamerica IDEX:

               Transamerica IDEX Mutual Funds
               570 Carillon Parkway
               St. Petersburg, FL 33716

               Attn: John K. Carter
               Telephone: (727) 299-1824
               Fax: (727) 299-1832

          If to the Investment Adviser:

               Transamerica Fund Advisors, Inc.
               570 Carillon Parkway
               St. Petersburg, FL 33716
               Attn: John K. Carter
               Telephone: (727) 299-1824
               Fax: (727) 299-1832

          If to the Sub-Adviser:

               Evergreen Investment Management Company, LLC
               200 Berkley Street
               Boston, Massachusetts 02116-9000
               Attn: Kevin Rookey
               Telephone: (619) 465-0011

     15.  AMENDMENT OF AGREEMENT.

     No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved by the Board and, solely to the extent required by the 1940 Act, regulations thereunder and/or interpretations thereof, the shareholders of the Fund.

     16.  MISCELLANEOUS.

     A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

     B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

     D. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected, and to this extent, the provisions of this Agreement shall be deemed to be severable.

     E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or other applicable federal securities law shall be resolved by reference to such term or provision of the 1940 Act or other applicable federal securities law and to authoritative interpretations thereof.

     F. Confidentiality. The Sub-Adviser will maintain the strictest confidence regarding the business affairs of Transamerica IDEX and the Fund. Written reports furnished by the Sub-Adviser to Transamerica IDEX and the Investment Adviser will be treated as confidential, and for the exclusive use and benefit of Transamerica IDEX and the Investment Adviser, except as disclosure may be required by applicable law.

     G. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original of the same agreement.

     The parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA FUND ADVISORS, INC.


By:
    ---------------------------------
Name: T. Gregory Reymann, II
Title: Vice President

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A

FUND                            SUB-ADVISER COMPENSATION*
----                            -------------------------
TA IDEX EVERGREEN HEALTH CARE   0.42% of the first $100 million of average daily
                                net assets; 0.40% over $100 million up to $250
                                million; and 0.35% of average daily net assets
                                in excess of $250 million

*    As a percentage of average daily net assets on an annual basis.